Exhibit 99.1

ARIAD Reports Second Quarter 2013 Financial Results and Development Progress

$13.9 Million of Iclusig® (ponatinib) Second-Quarter Net Sales

Conference Call Scheduled Today at 8:30 a.m. ET

CAMBRIDGE, Mass.--(BUSINESS WIRE)--August 7, 2013--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today reported financial results for the second quarter of 2013, including revenue from Iclusig® (ponatinib), which is approved by the U.S. Food & Drug Administration and the European Commission. The Company also provided an update on corporate developments.

“Our second-quarter results demonstrate strong growth of Iclusig sales in the U.S.,” said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. “During the quarter, we saw a definitive shift in new-patient starts with Iclusig to earlier lines of therapy. We are continuing to build on this robust launch and expect to have between 1,000 and 1,100 patients treated with Iclusig by the end of this year. Additionally, we now have approval of Iclusig in Europe and are working with the national health authorities to obtain reimbursement decisions so that we can make Iclusig available broadly to Philadelphia-positive leukemia patients.”

2013 Second Quarter Financial Results

Product Revenues

Net sales of Iclusig were $13.9 million for the quarter ended June 30, 2013.

We currently use the sell-through method of accounting for recognition of product revenues. As of June 30, 2013, we had deferred revenue of $3.4 million in the U.S., representing Iclusig inventory at specialty pharmacies and specialty distributors, which had not yet shipped to the end customer.

In addition, in the quarter ended June 30, 2013, we shipped $2.4 million of Iclusig to patients in France through Autorisation Temporaire d’Utilisation (ATU), or Temporary Authorization for Use. Shipments under the French ATU will be recorded as revenue when the list price in France is determined, which we anticipate to occur later this year.

Net Income/Loss

Net loss for the quarter ended June 30, 2013 was $69.0 million, or $0.37 per share, compared to net loss of $51.3 million, or $0.31 per share, for the same period in 2012.

Research and development expenses increased by $1.2 million from the second quarter of 2012 to the second quarter of 2013, predominantly reflecting costs to support further expansion of clinical development activities for Iclusig and AP26113.

Selling, general and administrative expenses increased by $29.9 million from the second quarter of 2012 to the second quarter of 2013, reflecting investment in the commercial launch of Iclusig in the U.S., preparations for the commercial launch of Iclusig in Europe and related activities.

Cash Position

As of June 30, 2013, cash, cash equivalents and marketable securities totaled $351.9 million, compared to $398.3 million at March 31, 2013.

Revised Financial Guidance for 2013

We now anticipate cash used in operations in 2013 of $245 million to $255 million, compared to our previous range of $255 million to $265 million. Additionally, we expect research and development expenses of $200 million to $208 million and selling, general and administrative expenses of $152 million to $160 million for the year. These revised ranges for our operating expenses reflect the shifting of certain activities and the related costs in medical affairs, manufacturing and supply chain, regulatory and safety, which have historically been included in research and development expenses, to selling, general and administrative expenses. We now expect that our cash, cash equivalents and marketable securities at December 31, 2013 will range from $200 million to $210 million, sufficient to advance the Company’s programs into the fourth quarter of 2014.

Recent Progress on Key Objectives

Global Commercialization of Iclusig

  By the end of the second quarter of commercialization of Iclusig in the U.S., there were more than 450 unique prescribers of Iclusig, more than doubling the prescriber base from the first quarter. As of June 30, 2013, more than 610 patients in the U.S. have been treated with Iclusig supplied commercially.
  Importantly, approximately 40 percent of U.S. patients who started Iclusig therapy during the second quarter had failed only one prior tyrosine kinase inhibitor (TKI). In addition, the number of chronic-phase patients receiving Iclusig grew to approximately 70 percent by the end of June 2013.
  Approximately 70 percent of Iclusig prescribers are community-based physicians, with the remainder based in the academic setting. We expect that adoption of Iclusig among community oncologists and hematologists will continue to increase as utilization progresses further.
  In July 2013, the European Commission granted a Marketing Authorization for Iclusig as an orphan medicinal product for use in chronic myeloid leukemia (CML) and Philadelphia-chromosome positive acute lymphoblastic leukemia (Ph+ALL).
  As of today, we have begun selling Iclusig in Germany, the United Kingdom and Austria and expect the Netherlands to follow later this quarter. Additionally, we expect to receive Marketing Authorization in Switzerland in the fourth quarter of 2013.
  We have filed for Iclusig regulatory approval in Canada and Australia.

Broadening Iclusig Clinical Development

  The global, Phase 3 EPIC trial of Iclusig, which compares Iclusig to imatinib in patients with newly diagnosed CML, is advancing towards full patient enrollment by the end of 2013. Approximately 150 clinical sites in 20 countries are now participating in the trial, and data from an interim analysis of safety and efficacy are anticipated, as planned, in the third quarter of 2014.
  In Japan, the Phase 2 portion of the Phase 1/2 clinical trial of Iclusig in resistant or intolerant CML and Ph+ ALL patients has completed enrollment. We are on schedule to file for regulatory approval of Iclusig in Japan next year.
  We expect patient enrollment in the randomized Phase 3 SPIRIT 3 trial to begin this quarter. We are collaborating with the U.K. National Cancer Research Institute (NCRI) on this trial to assess the impact of switching patients with CML being treated with a first-line tyrosine-kinase inhibitor, upon suboptimal response or treatment failure, to Iclusig. The NCRI expects to enroll 1,000 patients at approximately 172 clinical research sites in the U.K.
  A Phase 2 trial of Iclusig in patients with gastrointestinal stromal tumors (GIST) is underway. The trial will enroll approximately 45 patients and is designed to provide initial clinical data evaluating the efficacy and safety of Iclusig in patients with GIST following failure of prior TKI therapy.

Advancing AP26113 Through Clinical Development

  The Phase 2 portion of the ongoing Phase 1/2 clinical trial of AP26113 in patients with advanced non-small cell lung cancer (NSCLC) is enrolling patients at eight sites in the United States and Europe. The Phase 2 portion of the trial consists of five expansion cohorts at a daily dose of 180 mg:
    ALK-positive (ALK+) NSCLC treatment naïve patients,
    ALK+ NSCLC patients, resistant to crizotinib,
    EGFRm NSCLC patients, resistant to one prior EGFR TKI with documented T790M mutation,
    ROS1-positive NSCLC patients and patients with other targets of AP26113,
    ALK+ NSCLC patients, either naïve or resistant to crizotinib, with active brain metastases. This fifth expansion cohort will begin enrolling patients this quarter.
  In parallel to enrollment of patients in the Phase 2 expansion cohorts, this quarter, we will begin a pivotal trial of AP26113 in ALK-positive NSCLC patients who are resistant to crizotinib.
  Additionally, further Phase 1 evaluation of the 240 mg dose is continuing in NSCLC patients with documented EGFRm and the secondary mutation, T790M, following disease progression on prior EGFR TKI therapy.
  We will present a clinical update on AP26113 at the 2013 annual meeting of the European Society of Medical Oncology in September that will include data in both ALK+ and EGFR T790M patients.

Upcoming Medical Meetings

  European Society of Medical Oncology (ESMO) 2013 Annual Meeting, Amsterdam, Netherlands, September 27 to October 1, 2013.
  15th World Conference on Lung Cancer (WCLC), Sydney, Australia, October 27 to 30, 2013.

Upcoming Investor Meetings

ARIAD management will be making corporate presentations at the following investor conferences:

  Citi Biotech Day, Boston, September 4, 2013
  Morgan Stanley Global Healthcare Conference, New York City, September 11, 2013
  Stifel Nicolaus Healthcare Conference, Boston, September 11, 2013

Today’s Conference Call at 8:30 a.m. ET

We will hold a live webcast and conference call of our second quarter financial results this morning at 8:30 a.m. ET. The live webcast can be accessed by visiting the investor relations section of the Company’s website at http://investor.ariad.com. The call can be accessed by dialing 866-318-8616 (domestic) or 617-399-5135 (international) five minutes prior to the start time and providing the pass code 18173167. A replay of the call will be available on the ARIAD website approximately two hours after completion of the call and will be archived for three weeks.

About Iclusig® (ponatinib) tablets

Iclusig is a kinase inhibitor indicated in the United States for the treatment of adult patients with chronic phase, accelerated phase, or blast phase chronic myeloid leukemia that is resistant or intolerant to prior tyrosine kinase inhibitor therapy or Philadelphia chromosome positive acute lymphoblastic leukemia that is resistant or intolerant to prior tyrosine kinase inhibitor therapy. This indication is based upon response rate. There are no trials verifying an improvement in disease-related symptoms or increased survival with Iclusig.

Important U.S. Safety Information for Iclusig® (ponatinib)

WARNING: ARTERIAL THROMBOSIS and HEPATOTOXICITY

Arterial Thrombosis: Cardiovascular, cerebrovascular, and peripheral vascular thrombosis, including fatal myocardial infarction and stroke have occurred in Iclusig-treated patients. In clinical trials, serious arterial thrombosis occurred in eight percent of Iclusig-treated patients. Interrupt and consider discontinuation of Iclusig in patients who develop arterial thrombotic events.

Hepatotoxicity: Hepatotoxicity, liver failure and death have occurred in Iclusig-treated patients. Monitor hepatic function prior to and during treatment. Interrupt and then reduce or discontinue Iclusig for hepatotoxicity.

Please visit www.iclusig.com for full U.S. prescribing information, including boxed warning.

About ARIAD

ARIAD Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts and Lausanne, Switzerland, is an integrated global oncology company focused on transforming the lives of cancer patients with breakthrough medicines. ARIAD is working on new medicines to advance the treatment of various forms of chronic and acute leukemia, lung cancer and other difficult-to-treat cancers. ARIAD utilizes computational and structural approaches to design small-molecule drugs that overcome resistance to existing cancer medicines. For additional information, visit http://www.ariad.com or follow ARIAD on Twitter (@ARIADPharm).

This press release contains “forward-looking statements” including, but not limited to, updates on clinical, preclinical and regulatory developments and commercialization plans for our product candidates and financial guidance for 2013. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, our ability to successfully launch, commercialize and generate profits from sales of Iclusig; competition from alternative therapies, our ability to obtain approval for Iclusig outside of the United States and Europe and in additional indications; our reliance on third-party manufacturers, and on specialty pharmacies for the distribution of Iclusig; preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies; the costs associated with our research, development, manufacturing and other activities; the conduct and results of preclinical and clinical studies of our product candidates; difficulties or delays in obtaining regulatory approvals to market products; the adequacy of our capital resources and the availability of additional funding; patent protection and third-party intellectual property claims; our failure to comply with extensive regulatory requirements; the occurrence of serious adverse events in patients being treated with Iclusig or our product candidates; risks related to key employees, markets, economic conditions, health care reform, prices and reimbursement rates; and other risk factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

ARIAD PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

In thousands, except per share data	Three Months Ended June 30,			Six Months Ended June 30,
	2013		2012	2013		2012
Revenue:
Product revenue, net	$13,934	$	---	$20,298	$	---
Other revenue	77		318	178		399
Total revenue	14,011		318	20,476		399
Operating expenses:
Cost of product revenue	228		---	497		---
Research and development	40,668		39,425	81,931		68,198
Selling, general and administrative	42,101		12,224	71,583		23,512
Total operating expenses	82,997		51,649	154,011		91,710
Other income (expense), net	87		19	25		(15,895)
Provision for income taxes	86		---	145		--
Net loss	$(68,985)		$(51,312)	$(133,655)		$(107,206)
Net loss per common share:
-- basic and diluted	$(0.37)		$(0.31)	$(0.74)		$(0.66)
Weighted-average number of shares of common stock outstanding:
-- basic and diluted	184,726		165,848	181,651		163,409

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION
In thousands	June 30, 2013	December 31, 2012

Cash, cash equivalents and marketable securities	$351,907	$164,414
Total assets	$435,770	$180,193
Total liabilities	$126,056	$67,342
Stockholders’ equity	$309,714	$112,851

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS INFORMATION
In thousands	Six Months Ended June 30,
	2013	2012

Net cash used in operating activities	$(114,144)	$(68,157)
Net cash provided by (used in) investing activities	17,118	(92,185)
Net cash provided by financing activities	309,563	14,819
Effect of exchange rates on cash	(25)	---

Net increase (decrease) in cash and cash equivalents	$212,512	$(145,523)

CONTACT:
ARIAD Pharmaceuticals, Inc.
For Investors
Kendra Adams, 617-503-7028
Kendra.adams@ariad.com
or
For Media
Liza Heapes, 617-621-2315
Liza.heapes@ariad.com